Standard Register

600 Albany St.  ·  Dayton, OH   45417

Investor and media contact:

937.221.1000  ·  937.221.1486 (fax)

Shaun C. Smith  ·  937.221.1504

www.standardregister.com

shaun.smith@standardregister.com

NEWS RELEASE

For Release on February 26, 2010 at 8 a.m. EST

Standard Register Reports Fourth Quarter and Full Year 2009 Financial Results

DAYTON, Ohio (February 26, 2010) – Standard Register (NYSE: SR) today reported its fourth quarter and total year 2009 results.

Results of Operations

Revenue for the quarter was $184.9 million down 5.7 percent compared with $196.1 million reported for the same quarter of 2008.  “Encouraging signs of an improving economy and effective execution of our market-focused strategy have been experienced as we have moved forward throughout the year,” stated Joseph Morgan, president and chief executive officer.  “Each consecutive quarter showed progress and each of our business units performed as expected during the quarter.  Our Industrial Business Unit, which has been most severely impacted by the economy, exited the year showing growth and our Healthcare Business Unit cut previous quarter revenue declines by half.”  On a full year basis, revenue was $694.0 million down 12.3 percent compared with $791.1 million for the prior year.

Gross margin as a percent of revenue for the quarter was 31.9 percent compared with 30.8 percent in the prior year. The MyC3 project announced during the third quarter had significant impact on gross margin during the quarter’s results.  We recorded a charge of approximately $0.8 million or $0.02 per share for additional depreciation expense as we adjusted the useful lives of production equipment and other assets due to the strategic cost reduction.  Our focus on operational cost reduction including overall inventories created a favorable LIFO adjustment for the quarter that offset the accelerated depreciation.  The net result is that gross margin as a percent of revenue for the year improved from 31.7 percent in the previous year to 31.8 percent.  “Having a relentless pursuit of cost reduction as part of our strategic focus for the year allowed us to improve our margins despite the unit declines related to the economy,” said Morgan.

SG&A for the quarter was $54.3 million versus $52.5 million in the comparable quarter for the prior year.  Employee healthcare expenses were unusually high for the quarter increasing by $1.2 million relative to the prior year fourth quarter and $2.4 million over the third quarter 2009.  Net income for the quarter was $0.9 million or $0.03 per share compared with net income of $0.8 million or $0.03 per share reported for the same quarter 2008.  In addition, the Company incurred $2.4 million on a pre-tax basis or $0.05 per share of expense during the quarter related to previously reported-environmental issues.  On a full year basis, the Company reported a net loss of $12.4 million or $0.43 per share for the current year compared with prior year net income of $6.8 million or $0.24 per share.  The loss for the year included $11.5 million of restructuring charges on a pre-tax basis or $0.24 per share taken as part of a strategic earnings improvement announced during the third quarter and non-cash pension settlement charges of $20.4 million on a pre-tax basis or $0.43 per share related to lump sum payments made to retirees mainly during the first quarter of 2009.

Cash flow, as reported on a net debt basis during the recent quarter, was positive by $2.2 million ending the year slightly positive.  Capital expenditures were $2.7 million during the quarter and $8.8 million for the year.  Pension funding was $20.6 million for the year with no contributions made during the recent quarter.   “We are in the final phases of negotiating our new revolving credit facility and expect to complete it near the end of our first quarter,” commented Bob Ginnan, vice president, treasurer and chief financial officer.  “This will provide us sufficient liquidity to cover current operations and make strategic investments for our future.”

Fiscal Calendar Reporting

When analyzing fourth quarter and fiscal year 2009 results, it is important to note that both time periods include an extra week in 2009 as compared with 2008.  The fourth quarter of fiscal year 2009 was a 14-week quarter as compared to the fourth quarter of fiscal year 2008 which was a 13-week quarter.  Fiscal year 2009 was a 53-week year as compared to fiscal year 2008 which was a 52-week year.  The extra week primarily affects the analysis for revenue and SG&A which the Company estimates at $8.8 million and $3.1 million respectively.

Conference Call

Standard Register’s president and chief executive officer Joseph Morgan and chief financial officer Bob Ginnan will host a conference call at 10 a.m. EST on February 26, 2010, to review the fourth quarter and year-end results.  The call can be accessed via an audio web cast which is accessible at:  http://www.standardregister.com/investorcenter.

Presentation of Information in This Press Release

This press release may contain information that is non-GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles. The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.   In particular, because our outstanding debt is borrowed under a revolving credit agreement which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivable balances and letters of credit), we measure cash flow performance prior to debt borrowing or repayment. In effect, we evaluate cash flow as the change in net debt (total debt less cash and cash equivalents).

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate. Employing nearly a century of industry expertise, Lean Six Sigma methodologies and other leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape. It offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2010 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, results of the MyC3 initiative and other cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K that will be filed for the year ended January 3, 2010.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

THE STANDARD REGISTER COMPANY
Fourth Quarter		STATEMENT OF OPERATIONS	Y-T-D
14 Weeks Ended	13 Weeks Ended	(Dollars in thousands, except per share amounts)	53 Weeks Ended	52 Weeks Ended
3-Jan-10	28-Dec-08		3-Jan-10	28-Dec-08
$184,853	$196,056	TOTAL REVENUE	$694,016	$791,076
125,863	135,765	COST OF SALES	473,446	540,274
58,990	60,291	GROSS MARGIN	220,570	250,802
		OPERATING EXPENSES
54,270	52,494	Selling, general and administrative	205,270	228,265
-	-	Pension curtailments and settlements	20,412	(746)
2,407	827	Environmental remediation	2,513	827
326	-	Asset Impairment	1,176	164
748	2,878	Restructuring	11,513	5,621
57,751	56,199	TOTAL OPERATING EXPENSES	240,884	234,131
1,239	4,092	INCOME (LOSS) FROM CONTINUING OPERATIONS	(20,314)	16,671
		OTHER INCOME (EXPENSE)
(273)	(449)	Interest expense	(1,197)	(2,220)
35	114	Other income	390	285
(238)	(335)	Total Other Expense	(807)	(1,935)

		INCOME (LOSS) FROM CONTINUING OPERATIONS
1,001	3,757	BEFORE INCOME TAXES	(21,121)	14,736

129	2,961	Income Tax (Benefit) Expense	(8,724)	7,905
872	796	NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(12,397)	6,831
		DISCONTINUED OPERATIONS
		Loss from discontinued operations, net of taxes	-	-
-	1	Gain on sale of discontinued operations, net of taxes	-	5
$872	$797	NET INCOME (LOSS)	($12,397)	$6,836

28,859	28,778	Average Number of Shares Outstanding - Basic	28,836	28,759
28,914	28,784	Average Number of Shares Outstanding - Diluted	28,836	28,774
		BASIC AND DILUTED INCOME (LOSS) PER SHARE
0.03	$0.03	Income (loss) from continuing operations	($0.43)	$0.24
-	-	Loss from discontinued operations	-	-
-	-	Gain on sale of discontinued operations	-	-
$0.03	$0.03	Net income (loss) per share	($0.43)	$0.24
$0.05	$0.23	Dividends Paid Per Share	$0.38	$0.92
		MEMO:
6,901	6,552	Depreciation and amortization	25,044	26,543
2,844	4,797	Pension loss amortization	14,598	20,014

		(In Thousands)	3-Jan-10	28-Dec-08
		ASSETS
		Cash and Cash Equivalents	$2,404	$282
		Accounts and Notes Receivable	108,524	112,810
		Inventories	33,625	38,718
		Other Current Assets	24,504	22,060
		Total Current Assets	169,057	173,870
		Plant and Equipment	85,740	102,071
		Goodwill and Intangible Assets	6,557	7,752
		Deferred Taxes	104,691	114,121
		Other Assets	13,676	15,563

		Total Assets	$379,721	$413,377
		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$35,868	$159
		Current Liabilities	77,349	87,296
		Deferred Compensation	7,699	8,362
		Long-Term Debt	0	33,840
		Retiree Healthcare	7,425	8,063
		Pension Liability	202,146	235,457
		Other Long-Term Liabilities	7,080	5,231
		Shareholders' Equity	42,154	34,969

		Total Liabilities and Shareholders' Equity	$379,721	$413,377